Exhibit 99.1

                               (Tampa Electric Company letterhead)

Contact:  Mike Mahoney
Office:   813/228-4271
Home:     813/961-9456


TAMPA ELECTRIC, PSC STAFF RECOMMEND NEW PLAN TO HOLD DOWN ELECTRIC PRICES FOR CUSTOMERS

     TAMPA, April 21, 1995 -- Tampa Electric Company today announced that the staff of the Florida Public Service Commission (FPSC) has recommended approval of a plan proposed by Tampa Electric which, if adopted, would help hold down electric prices for customers in the year the Polk Power Station comes into service.

     Said President Keith Surgenor, "We are pleased to have reached agreement with the staff on this recommendation. We've said all along our goal has been to keep electric prices as stable as possible while moving forward with construction on our new state-of-the-art power plant in Polk County."

     Surgenor noted the company is making good progress in reducing long-term operating costs in order to offset the impact of the new plant's construction costs. "Those efforts already have begun to pay off," said Surgenor, "and we still plan to bring our new Polk unit on-line, on time and on-budget."

     Under the staff's recommendation, the Commission would increase Tampa Electric's authorized rate of return on common equity and the company would defer some revenues under financial circumstances relating to these returns. That would then allow Tampa Electric to minimize the price effects of its new power plant expected to be in service in the fall of 1996.


                                -more-









                                Page 6 of 7

                                                            Exhibit 99.1

Tampa Electric --2
     Said Surgenor, "By deferring a portion of our revenues today and crediting them two years later, we can help offset the likely price increase that typically occurs when a new power plant goes on line."
     The recommendation calls for Tampa Electric's authorized rate of return on common equity for all regulatory purposes to be established at a new midpoint of 11.75 percent with a range of 10.75 percent to
12.75 percent, effective Jan. 1, 1995. The present midpoint is 11.35 percent, with a range of 10.35 percent to 12.35 percent.
     For 1995, Tampa Electric would defer until 1997 revenues of $15 million, as well as 50 percent of those revenues contributing to a range of return on equity of 11.75 percent to 12.75 percent, and 100 percent of revenues contributing to a return on equity exceeding 12.75 percent. In 1997, the deferred revenues would be credited against Tampa Electric's revenue requirements determined in a regulatory proceeding.
     The deferred revenues would accrue interest at the thirty-day commercial paper rate as specified in the Florida Administrative Code, and the Commission would have full jurisdiction over all revenues deferred by Tampa Electric. Customers also will benefit under the recommendation from elimination of the oil backout tariff effective Jan. 1, 1996. This is expected to reduce customer bills in 1996 by as much as $12 million.
     The recommendation is scheduled for Commission review on May 2 in a proposed agency action proceeding.
     Tampa Electric is a regulated public utility serving over 490,000 customers in a 2,000 square mile service area in west central Florida.












                                Page 7 of 7